UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: October 26, 2010

LIBERTY SILVER CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50009	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Sierra Rose Drive, Suite #112, Reno, Nevada 89511
(Address of Principal Executive Office)

Registrant’s telephone number, including area code 323-449-2180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Appointment of Directors

On October 26, 2010, the Board of Directors (the “Board”) of Liberty Silver Corp., a Nevada corporation (the “Registrant”), appointed the following individuals to serve on the Company’s Board: i) Mr. Paul Haggis; ii) Mr. Timothy Unwin; iii) Mr. John Barrington; and iv) Mr. George Kent.  The appointments were made to fill vacancies which occurred as a result of an expansion of the Board.

Paul Haggis. Mr. Haggis has had a career in structuring, organizing various business enterprises, including being the President and CEO of OMERS one of Canada’s largest pension plans which under his leadership grew to more than $48 Billion dollars in assets from 2004 until 2007. Currently Mr. Haggis is Chairman of the Alberta Enterprise Corporation a venture capital fund which expects to have $300 million dollars for first stage ventures. He is also an active director of Canadian Tire Bank, Chair of the Audit Committee of Advantage Energy of Calgary, Director and Audit Committee Chair of Prime Restaurants Inc., and is a Trustee and Chair of the Finance Committee of the Royal Ontario Museum. In Addition Paul has overseen and is actively engaged in the investment program at ICBC as Chair of the Investment Committee.

Timothy Unwin. Mr. Unwin is a partner Emeritus at Blake, Cassels & Graydon LLP in Toronto. He has worked as a corporate and securities lawyer. Previously, Mr. Unwin was the U.S. Managing Partner at Blakes, working out of its New York office and was also the Office Managing Partner at the Blakes office in London, England. Mr. Unwin is a graduate of the director’s education program at the Institute of Corporate Directors at the Rotman School of Management, University of Toronto and is an institute certified director (ICD.D). Mr. Unwin is a member and immediate past Chairman of the board of directors of the Toronto Community Foundation and is a former trustee of Charter Real Estate Investment Trust.

John Barrington.  Mr. Barrington worked in the mining industry at such projects as the Opemiska Mine in Chapais Que and the Lorraine mine in Belleterre Que. Mr. Barrington also worked at TransCanada Pipelines and the Ontario Ministry of Transportation and Communications, where he was head of the Financial Planning Unit. Subsequently Mr. Barrington was one of the founders of the Uxmal Communications partnership, and among many other investments and acquisitions in Canada and the U.S. bought, turned around and later sold Comac which at the time was Canada’s third largest consumer magazine company.

George Kent. Mr. Kent has been engaged in worldwide exploration, mining, financing and education for decades, having spent significant periods of time with major and minor public companies and five years with the United Nations. Mr. Kent has been chief geologist or manager on numerous projects around the world and is currently President of George R. Kent & Associates Ltd. which is engaged in geological and mining consulting worldwide, assisting in public company formation, directorships, management and public relations.

In conjunction with the Registrant’s appointment of foregoing directors, the Registrant granted each director stock options to acquire up to 300,000 shares of restricted common stock of the Registrant at a price of $.75 per share pursuant to the terms of stock option agreements entered into between the Registrant and the newly appointed directors.  The foregoing description of the stock option agreements is qualified in its entirety by reference to the stock option agreements which are attached hereto as Exhibits 10.4, 10.5., 10.6, and 10.7 and are herein incorporated by reference.

Aside from the foregoing, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new directors had or is to have a direct or indirect material interest.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.4	Stock Option Agreement dated October 26, 2010 by and between Liberty Silver Corp. and Paul Haggis.
10.5	Stock Option Agreement dated October 26, 2010 by and between Liberty Silver Corp. and Timothy Unwin.
10.6	Stock Option Agreement dated October 26, 2010 by and between Liberty Silver Corp. and John Barrington.
10.7	Stock Option Agreement dated October 26, 2010 by and between Liberty Silver Corp. and George Kent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY SILVER CORP.

By:  /s/ John Pulos

Chief Financial Officer

Date: October 26, 2010